As filed with the Securities and Exchange Commission on January 9, 2007

Registration No.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

Knight Capital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	22-3689303
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

545 Washington Boulevard

Jersey City, New Jersey 07310

(201) 222-9400

(Address of principal executive offices, including zip code)

KNIGHT CAPITAL GROUP, INC.

2006 EQUITY INCENTIVE PLAN

(Full title of the plan)

Andrew M. Greenstein, Esq.

Managing Director, Associate General Counsel and Assistant Secretary

Knight Capital Group, Inc.

545 Washington Boulevard

Jersey City, New Jersey 07310

(201) 222-9400

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Daniel E. Wolf, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered[1]	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price[2]	Amount of Registration Fee
Class A Common Stock, $0.01 par value	8,000,000	$19.29	$154,280,000	$16,507.96

(1)	Represents the maximum number of shares of common stock issuable under the Knight Capital Group, Inc. 2006 Equity Incentive Plan (the “Plan”), which was voted on and approved at the Registrant’s Annual Meeting of Stockholders held on May 10, 2006. Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, (the “Securities Act”), also includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the employee benefit plans described herein as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices per share of the Common Stock as reported on the NASDAQ Stock Market on January 9, 2007.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “SEC”) by Knight Capital Group, Inc. (the “Registrant”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this Registration Statement:

a)	the Annual Report on Form 10-K for the year ended December 31, 2005 filed by the Registrant on March 14, 2006;

b)	all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above; and

c)	the Registrant’s registration statement on Form 8-A, filed on July 7, 1998, incorporating by reference the description of the Registrant’s capital stock included in the Registrant’s registration statement on Form S-1 (File No. 333-51653) filed on July 7, 1998, including any amendments or supplements filed for the purpose of updating such descriptions.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

The legality of the Common Stock to which this Registration Statement relates has been passed upon for the Registrant by Thomas M. Merritt, Senior Managing Director, Chief Legal Officer and Corporate Secretary of the Registrant. As of December 31, 2006, Mr. Merritt beneficially owned 12,302 shares of the Registrant’s Common Stock (10,232 shares of which are restricted Common Stock) and held options to purchase 87,500 shares of the Registrant’s Common Stock, of which options to purchase 37,500 shares are currently exercisable. Mr. Merritt will be eligible to receive Common Stock pursuant to the Plan.

ITEM 6. Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Amended and Restated By-Laws (the “By-Laws”) of the Registrant and the Delaware General Corporation Law (the “DGCL”), as such provisions relate to the indemnification of the directors and officers of the Registrant. This description is intended only as a summary and is qualified in its entirety by reference to the Certificate of Incorporation, the By-Laws and the Indemnification Agreements, incorporated herein by reference, and the DGCL.

Section 102(b) (7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article 7 of the Certificate of Incorporation provides that the Registrant shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Registrant and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Registrant shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification under Article 7 of the Certificate of Incorporation is a contract right which includes, with respect to directors and officers, the right to be paid by the Registrant the expenses incurred in defending any such proceeding in advance of its disposition. In addition, pursuant to the Certificate of Incorporation, the Registrant’s Board of Director’s may provide rights to indemnification and to the advancement of expenses to employees and agents of the Registrant similar to those conferred to directors and officers of the Registrant pursuant to Article 7 of the Certificate of Incorporation. The right to indemnification and to the advancement of expenses of a director or officer of the Registrant provide by Article 7 of the Certificate of Incorporation shall not be adversely effected by any repeal or modification by the stockholders of the Registrant.

Subsection (a) of Section 145 of the DGCL and Article 8 of the Registrant’s By-Laws (the “By-Laws”) empower the Registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefits plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL and Article 8 of the By-Laws empower the Registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL and Article 8 of the By-Laws further provide that to the extent a present or former director or officer of the Registrant has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney fees’) actually and reasonably incurred by such person in connection therewith; that indemnification and advancement of expenses provided for by Section 145 of the DGCL and Article 8 of the By-Laws shall not be deemed exclusive of any other rights to which those seeking indemnification or the advancement of expenses may be entitled under the Certificate of Incorporation or any by-law, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office; and Section 145 of the DGCL and Article 8 of the By-Laws empower the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

The Registrant has entered into indemnification agreements with certain of its directors (the “Indemnification Agreements”). The Indemnification Agreements provide indemnification in addition to the indemnification provided by the Registrant’s Certificate of Incorporation and By-Laws and the DGCL. Among other things, the Indemnification Agreements provide for indemnification against all direct and indirect costs of any type or nature whatsoever (“Expenses”) and any liability and loss actually and reasonably incurred by the director in connection with the investigation, defense, settlement or appeal of any threatened, pending or completed action, arbitration, mediation, suit or other proceeding, whether civil criminal, administrative, investigative or any other type whatsoever (a “Proceeding”) relating to such director’s duties with the Registrant. In addition, the Indemnification Agreements provide for the advancement of Expenses, subject to certain limitations, as and when incurred in connection with the investigation, defense, settlement or appeal of any Proceeding; provided that the director must repay such advanced Expenses if he is not entitled to indemnification by the Registrant or under applicable law. Finally, the Indemnification Agreements provide for certain mechanics for determining whether a director is entitled to indemnification and the advancement of Expenses thereunder.

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of Knight/Trimark Group, Inc. (Incorporated herein by reference to Exhibit 3.1 to Knight’s Current Report on Form 8-K (Commission file number 001-14223), dated January 6, 2000.)

3.2	Amended and Restated By-Laws of the Registrant dated January 19, 2005 (Incorporated herein by reference to Exhibit 3.2 to Knight’s Annual Report on Form 10-K (Commission file number 001-14223), dated March 15, 2005.)

4.1	Knight Capital Group, Inc. 2006 Equity Incentive Plan is hereby incorporated by reference from Exhibit A to Knight’s Definitive Proxy Statement on Schedule 14A filed on April 5, 2006 (Commission file number 001-14223).

5.1	Opinion of Thomas M. Merritt, Senior Managing Director, Chief Legal Officer and Corporate Secretary of the Registrant regarding the legality of the securities being registered.

10.1	Form of Indemnification Contract entered into by each Member of the Registrant’s Board of Directors (Incorporated herein by reference to Exhibit 10.26 to Knight’s Quarterly Report on Form 10-Q (Commission file number 001-14223), for the quarter ended June 30, 2003).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Thomas M. Merritt, Esq., to the filing of his opinion (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page).

ITEM 9. Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represents no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that the paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on January 9, 2007.

KNIGHT CAPITAL GROUP, INC.

By:	/s/ Thomas M. Joyce
Name:	Thomas M. Joyce
Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of the Registrant hereby severally constitute and appoint each of Thomas M. Joyce and John B. Howard, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this registration statement, and to file the same with exhibits thereto and other documents in connection therewith, including any registration statement or post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, with the SEC, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement on Form S-8 has been signed as of the 9th day of January, 2007 by the following persons in the capacities indicated.

Signature	Title

/s/ Thomas M. Joyce
Thomas M. Joyce	Chairman of the Board and Chief Executive Officer

/s/ John B. Howard
John B. Howard	Senior Managing Director and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ William L. Bolster
William L. Bolster	Director

/s/ Charles V. Doherty
Charles V. Doherty	Director

/s/ Gary R. Griffith
Gary R. Griffith	Director

/s/ Robert M. Lazarowitz
Robert M. Lazarowitz	Director

/s/ Thomas C. Lockburner
Thomas C. Lockburner	Director

/s/ James T. Milde
James T. Milde	Director

/s/ Rodger O. Riney
Rodger O. Riney	Director

/s/ Laurie M. Shahon
Laurie M. Shahon	Director

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of Knight/Trimark Group, Inc. (Incorporated herein by reference to Exhibit 3.1 to Knight’s Current Report on Form 8-K (Commission file number 001-14223), dated January 6, 2000.)

3.2	Amended and Restated By-Laws of the Registrant dated January 19, 2005 (Incorporated herein by reference to Exhibit 3.2 to Knight’s Annual Report on Form 10-K (Commission file number 001-14223), dated March 15, 2005.)

4.1	Knight Capital Group, Inc. 2006 Equity Incentive Plan is hereby incorporated by reference from Exhibit A to Knight’s Definitive Proxy Statement on Schedule 14A filed on April 5, 2006 (Commission file number 001-14223).

5.1	Opinion of Thomas M. Merritt, Senior Managing Director, Chief Legal Officer and Corporate Secretary of the Registrant regarding the legality of the securities being registered.

10.1	Form of Indemnification Contract entered into by each Member of the Registrant’s Board of Directors (Incorporated herein by reference to Exhibit 10.26 to Knight’s Quarterly Report on Form 10-Q (Commission file number 001-14223), for the quarter ended June 30, 2003).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Thomas M. Merritt, Esq. to the filing of his opinion (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page).